EXHIBIT 10.48
March 31, 2009
Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan
Attn: William Quigley
          Re: Letter Agreement
Ladies and Gentlemen:
          Reference is hereby made to (a) that certain Amended and Restated Credit Agreement, dated as of April 10, 2007 (as amended, supplemented or otherwise modified, the “Credit Agreement”), among Visteon Corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”), Citicorp USA, Inc., as syndication agent, JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and J.P. Morgan Securities Inc. and Citigroup Global Markets Inc. as joint lead arrangers and joint bookrunners and (b) that certain Limited Waiver to the Credit Agreement of even date herewith (the “Waiver”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement or as otherwise indicated.
          It is a condition precedent to the Waiver Effective Date (as defined in the Waiver) that the Borrower and the members of the ad hoc steering committee of the Lenders (the “Committee”), on behalf of the Lenders, execute and deliver a Letter Agreement (as defined in the Waiver), relating to certain information, access and communications with the Lenders during the Waiver Period (as defined in the Waiver). This Letter Agreement satisfies such condition.
          In furtherance of the foregoing, the Committee and the Borrower agree as follows:
          1. Members of the Borrower’s senior management with appropriate seniority and expertise (in each case, as reasonably determined by the Borrower) shall, on behalf of the Borrower, conduct conference calls with the Committee, Houlihan Lokey (as financial advisor to certain Lenders listed on Schedule A hereto (the “Ad Hoc Lender Group”) “Houlihan”) and assuming counsel to the Company participates, Bingham McCutchen LLP (as counsel to the Ad Hoc Lender Group “Bingham”), once every two weeks and at such other times as may be mutually agreed by the Borrower and the Committee, in each case upon reasonable prior notice, in each case to provide an update as to the business, operations and financial condition of the Borrower and its subsidiaries, and the Borrower’s strategic and contingency planning, including discussions with its customers and suppliers.
          2. (a) The Borrower and its Subsidiaries in North America and Europe shall maintain on a consolidated basis for the Borrower and such North American and European Subsidiaries at all times a balance of cash and cash equivalents of at least $335,100,000.

(b) The Borrower and its Subsidiaries in North America shall maintain on a consolidated basis for the Borrower and such North American Subsidiaries at all times a balance of cash and cash equivalents of at least $193,500,000.
For purposes of both (a) and (b) immediately above, when determining the balance of cash and cash equivalents, such amounts shall not include any dividends or other cash or cash equivalent distributions from any Asia Subsidiary (with the limited exception of an April, 2009 dividend of no more than $15,000,000 from Halla Climate Control Corporation).
          3. The Borrower shall deliver, or cause to be delivered, to Houlihan, on or before the applicable dates set forth below, the following in scope and detail reasonably acceptable to Houlihan (provided, that the results projected in such analysis shall not be subject to such approval or acceptance):
a.	on or before April 21, 2008, a wind-down analysis equating to a scenario where no incremental funding is provided by the Lenders; and

b.	on or before April 28, 2008, as it relates to the Borrower and its subsidiaries, an expedited sale/break-up analysis.
          4. The Borrower shall deliver, or cause to be delivered, to Houlihan, beginning on April 1, 2009:
a.	an updated rolling 13-week cash flow forecast (including North America, Europe and South America cash balances by region and by legal entity, and intercompany debt balances by legal entity) reflecting actual balances through the last Friday of each month, delivered on the fifth business day following the last Friday of each month (for example, provide a forecast on April 3rd, reflecting actual balances through March 27th);

b.	actual cash positions (for each of, on an individual basis, North America, Europe, South America and Asia) reported on a weekly basis (delivered on each Friday for the prior week); and

c.	a variance analysis of actual results versus forecast delivered on a monthly basis (delivered (for the prior month) as soon as practicable, but no later than two business days following the delivery of the rolling 13-week cash flow forecast).
          5. The Borrower shall utilize all good faith efforts to negotiate arrangements with its material customers and suppliers to provide a combination of pricing, volume, payment, credit and such other forms of support as the Borrower may reasonably determine to be necessary or advisable to its business and operations (“Customer Efforts”). The Borrower shall provide reasonable, periodic updates to the Committee and/or its advisors, as reasonably requested by the Committee (but in any event, not to exceed once per week), as to its progress in its Customer Efforts. Notwithstanding the foregoing, the Borrower shall not be required to disclose any information (A) that relates to settlement negotiations, if such disclosure would prevent the Borrower from availing itself of the otherwise applicable protection of Federal Rule of Evidence 408 or similar protective rules under other applicable law or (B) would result in the loss of attorney client privilege with respect to such information.

          6. The Borrower shall cooperate with each of the Committee, Houlihan and Bingham, in providing all information reasonably requested and in performing its obligations under the Loan Documents, including, but not limited to, Section 5.6 of the Credit Agreement and Section 5.4 of the Guarantee and Collateral Agreement.
          The Borrower acknowledges and agrees that the Borrower’s failure to comply with the agreements in this Letter Agreement within the applicable time limits set forth herein shall (i) terminate the Waiver and (ii) constitute an immediate Default with respect to the Specified Default (as defined in the Waiver) or, in the event that at such time the 30 day cure period contained in Section 7(d) of the Credit Agreement has elapsed, Event of Default under the Loan Documents, giving rise to all rights and remedies permitted to the Administrative Agent and the Lenders under the Loan Documents.
          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
          This Letter Agreement may be executed in any number of counterparts and by the parties hereto on separate counterparts (including by facsimile or PDF delivered by electronic mail), each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
          This Letter Agreement may not be modified, amended, or waived unless such modification, amendment, or waiver is in writing signed by the Borrower and the Committee.
[Remainder of Page Intentionally Left Blank; Signature Page Follows]

          Please confirm your acceptance of and agreement to the terms and conditions of this Letter Agreement by signing one or more counterparts of this Letter Agreement in the appropriate space indicated below and returning this Letter Agreement to Bingham to the attention of Peter Bruhn (Bingham McCutchen LLP, One State Street, Hartford, Connecticut 06103-3178; email (peter.bruhn@bingham.com) or fax (860-240-2800)).

BlueMountain Capital Management, LLC, as member of the Committee
By:	/s/ David Rubenstein
	Name:	David Rubenstein
	Title:	CFO & GC

Fidelity Management and Research Company, as member of the Committee
By:	/s/ Nate Vautuzer
	Name:	Nate Vautuzer
	Title:	Vice President

Marathon Asset Management, LLC, as member of the Committee, on behalf of Marathon CLU I LTD., Marathon CLO II Ltd., Marathon Financing I B.V. and Marathon Special Opportunity Master Fund Ltd.
By:	/s/ Andrew Rabinowitz
	Name:	Andrew Rabinowitz
	Title:	Partner

Prudential Investment Management, Inc., as member of the Committee
By:	/s/ George Edwards
	Name:	George Edwards
	Title:	Vice President

Sankaty Advisors LLC, as member of the Committee
By:	/s/ Alan K. Halfenger
	Name:	Alan K. Halfenger
	Title:	Chief Compliance Officer Assistant Secretary

TENNENBAUM OPPORTUNITIES PARTNERS V, LP, as member of the Committee
By:	Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Mark Holdsworth
	Name:	Mark Holdsworth
	Title:	Managing Partner

ACCEPTED AND AGREED TO:
VISTEON CORPORATION,

By: Name:	/s/ Michael P. Lewis Michael P. Lewis
Title:	Assistant Treasurer